Exhibit 10.2

January 21, 2022

Jeff White

Re:	One-Time Special Bonus

Dear Jeff:

In connection with your appointment as Chief Financial Officer of the Company, the Company is pleased to offer you a one-time special bonus of $150,000 on the terms set forth in this letter agreement (the “Special Bonus”).

Special Bonus. Your Special Bonus will be paid to you, subject to applicable withholdings and deductions, within 30 days following the date of this letter agreement (the “Effective Date”).

Potential Repayment Requirement. In addition, if you voluntarily terminate your employment with the Company or any of its subsidiaries during the 12-month period following the Effective Date, other than for “Good Reason” (as defined in the Severance Agreement by and between you and the Company dated as of September 26, 2021 (the “Severance Agreement”)), or if your employment is terminated by the Company or one of its subsidiaries for “Gross Misconduct” (as defined in the Severance Agreement) prior to that date, you will be required to repay the full amount of the Special Bonus (on a pre-tax basis) to the Company within 10 days following the termination of your employment. You hereby agree that the Company shall be entitled to offset the amount of the Special Bonus from any amounts otherwise due to you if and to the extent permitted under applicable law.

General. Nothing in this letter agreement constitutes an employment or service commitment by the Company or any of its subsidiaries or affiliates or affects your status as an employee “at will” who is subject to termination for any reason (or for no reason, with or without cause) at any time. This letter agreement contains all of the terms and conditions of the Special Bonus and supersedes all prior understandings and agreements, written or oral, between you and the Company and any of its subsidiaries or affiliates with respect to such matters. This letter agreement may be amended only by a written agreement signed by an authorized officer of the Company that expressly refers to this letter agreement. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Utah without regard to the conflicts of laws principles thereof.

If you agree to the terms of this letter agreement, please sign this letter agreement in the space provided below and return an executed copy of this letter agreement to Jon Barker.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. To the extent that a party signs this letter agreement using electronic signature technology, by clicking “sign”, such party is signing this letter agreement electronically, and the electronic signatures appearing on this letter agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. In addition, photographic copies of any signed counterparts may be used in lieu of the originals for any purpose.

We appreciate your dedication to the Company.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

/s/ Jon Barker
By: Jon Barker
Title: President and Chief Executive Officer

Accepted and Agreed:

By:	/s/ Jeff White
Jeff White

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